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AMENDMENT TO SUBADVISORY AGREEMENT

FOR AST ALLIANZGI WORLD TRENDS PORTFOLIO OF

ADVANCED SERIES TRUST

AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the "Manager") and Allianz Global Investors U.S. LLC (the "Subadviser") hereby agree to amend the Subadvisory Agreement, dated as of April 1, 2013, as amended December 1, 2018, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST AllianzGI World Trends Portfolio (formerly AST RCM World Trends Portfolio) as follows;

1.All references to "AST RCM World Trends Portfolio" are hereby changed to "AST AllianzGI World Trends Portfolio"; and

2.Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Allianz Global Investors U.S. LLC have duly executed this Amendment as of the effective date of this Amendment.

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy S. Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

ALLIANZ GLOBAL INVESTORS U.S. LLC

By: /s/ Andrew Wilmot

Name: Andrew Wilmot

Title: Head of Financial Institutions Group

Effective Date as Revised: July 1, 2020

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SCHEDULE A

Advanced Series Trust

AST AllianzGI World Trends Portfolio

As compensation for services provided by Allianz Global Investors U.S. LLC ("AllianzGI"), AST Investment Services, Inc. and PGIM Investments LLC, as applicable, will pay AllianzGI an advisory fee on the net assets managed by AllianzGI that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST AllianzGI World Trends	0.33% of average daily net assets to $500 million;
Portfolio	0.28% of average daily net assets over $500 million to $1 billion;
0.24% of average daily net assets over $1 billion to $2.5 billion;
0.18% of average daily net assets over $2.5 billion

*In the event AllianzGI invests Portfolio assets in other pooled investment vehicles it manages or subadvises, AllianzGI will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to AllianzGI with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: July 1, 2020